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                                                                    Exhibit 23.3

                         [Letterhead of KPMG Audit Plc]


The Board of Directors
Brancote Holdings PLC
20 Upper Grosvenor Street
LONDON
W1K 7PB


23 May 2002


Dear Sirs

We consent to the incorporation by reference in the registration statement on Form F-4 of Meridian Gold Inc. of our independent auditor's report on page III-I, with respect to the consolidated balance sheets of Brancote Holdings PLC as of January 31, 2002 and 2001, and the related consolidated profit and loss account, cash flows and statement of total recognised gains and losses for the years ended January 31, 2002 and 2001 and the thirteen month period ended January 31, 2000.

The audit report covering the consolidated financial statements of Brancote Holdings PLC for the years ended 31 January 2002 and 2001 and the thirteen months ended 31 January 2000 contains an explanatory paragraph that states that the Company may not have sufficient funds to meet all of its obligations in the next twelve months and that this raises substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We also consent to the reference to our firm under the heading "Experts" in the registration statement.

Yours faithfully

/s/ KPMG Audit Plc

 KPMG Audit Plc